Exhibit 4.4

COMMON STOCK PURCHASE WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE 9,100 SHARES OF COMMON STOCK

Dated: October 25, 2005

THIS CERTIFIES THAT, for value received, Oxford Finance Corporation, (“Holder”) is entitled to subscribe for and purchase Nine Thousand One Hundred (9,100) shares of the fully paid and non-assessable shares of Common Stock (“the Shares”) of Codexis, Inc., a Delaware corporation (the “Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Common Stock” shall mean the Company’s currently authorized Common Stock, and any stock into which such Common Stock may hereafter be exchanged.

1. Warrant Price. The Warrant Price shall initially be seventy one-hundredths dollars ($.70) per share, subject to adjustment as provided in Section 7 below.

2. Conditions to Exercise. The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part, during the term commencing on the date hereof and ending on the earlier of:

(a)	5:00 P.M. Eastern Standard time on the seventh annual anniversary of this Warrant Agreement; or

(b)	the earlier termination of this Warrant pursuant to Section 3(e).

In the event that, although the Company shall have given notice of a transaction pursuant to subparagraph (b) hereof, the transaction does not close within 60 days after the day specified by the Company, unless otherwise elected by the Holder any exercise of the Warrant subsequent to the giving of such notice shall be rescinded and the Warrant shall again be exercisable until terminated in accordance with this Paragraph 2.

3. Method of Exercise; Payment; Issuance of Shares; Issuance of New Warrant.

(a)

Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal office of the Company (as set forth in Section 19 below) and by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, the Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made promptly after exercise of the Warrant and at the Company’s

COMMON STOCK PURCHASE WARRANT

expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to the Holder hereof promptly after exercise of the Warrant.

(b)	Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 3(a), Holder may elect to receive shares equal to the value of this Warrant (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder the number of shares of the Company’s Common Stock computed using the following formula:

X	=	Y (A-B)
A

Where :

X = the number of shares of Common Stock to be issued to Holder in connection with the applicable net issue exercise.

Y = the number of shares of Common Stock purchasable under this Warrant (at the date of such calculation).

A = the Fair Market Value (defined below) of one share of the Company’s Common Stock (at the date of such calculation).

B = Warrant Price (as adjusted to the date of such calculation).

(c)	Fair Market Value. For purposes of this Section 3, Fair Market Value of one share of the Company’s Common Stock shall mean:

(i) Subject to (iv) below, if the Common Stock is publicly traded, the average, over the ten (10) trading days prior to the date of determination of fair market value, of (x) the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary, or (y) the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market System (“NMS”) or on any exchange on which the Common Stock is listed, whichever is applicable (with respect to both (x) or (y), as published in The Wall Street Journal; or

(ii) [paragraph intentionally omitted]

(iii) Subject to (iv) below, if the Common Stock is not publicly traded, the per share fair market value of the Common Stock as determined in good faith by the Company’s Board of Directors.

(iv) In the event of an exercise in connection with the Company’s initial public offering, the per share public offering price as set forth on the cover page of the final prospectus relating to such offering (prior to underwriter discounts, commissions, concessions and expenses).

In the event of 3(c)(iii), above, the Company shall deliver to the Holder a certificate, to be signed by an authorized officer of the Company, setting forth the per share Fair

COMMON STOCK PURCHASE WARRANT

Market Value of the Common Stock as determined by the Company’s Board of Directors. In connection with a proposed Acquisition (as defined in Section 3(e), such certification of the Fair Market Value must be made to Holder at least ten (10) business days prior to the proposed closing of such Acquisition.

(d)	Automatic Exercise. To the extent this Warrant is not previously exercised, it shall be automatically exercised in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) immediately before its expiration.

(e)	Treatment of Warrant Upon Acquisition of Company.

(i) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition (as defined below) in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the closing of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(ii) Upon written request of the Company, Holder agrees that, in the event of a stock for stock Acquisition of the Company by a publicly traded acquirer if, on the record date for the Acquisition, the fair market value of the Shares (or other securities issuable upon exercise of this Warrant) is equal to or greater than three (3x) times the Warrant Price, Company may require the Warrant to be deemed automatically exercised and the Holder shall participate in the Acquisition as a holder of the Shares (or other securities issuable upon exercise of the Warrant) on the same terms as other holders of the same class of securities of the Company.

(iii) Upon the closing of any Acquisition other than those particularly described in subsections (i) or (ii) above, the successor entity shall assume the obligations of the Warrant, and the Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

(iv) For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, other than in connection with an initial public offering.

4. Representations and Warranties of Holder and Restrictions on Transfer Imposed by the Securities Act of 1933.

(a)	Representations and Warranties of Holder. The Holder represents and warrants to the Company with respect to this purchase as follows:

COMMON STOCK PURCHASE WARRANT

(i) The Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.

(ii) The Holder is acquiring the Warrant and the Shares of Common Stock issuable upon exercise of the Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. In this connection, the Holder understands that, in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for such exemption may be unavailable if this representation was predicated solely upon a present intention to hold the Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities or for a period of one year or any other fixed period in the future.

(iii) The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act (“Rule 144”) which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, in case the securities have been held for more than one but less than two years, the existence of a public market for the shares, the availability of certain public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through a “broker’s transaction” or in a transaction directly with a “market maker” (as provided by Rule 144(f)) and the number of shares or other securities being sold during any three-month period not exceeding specified limitations.

(iv) The Holder further understands that at the time the Holder wishes to sell the Securities there may be no public market upon which such a sale may be effected, and that even if such a public market exists, the Company may not be satisfying the current public information requirements of Rule 144 and that in such event, the Holder may be precluded from selling the Securities under Rule 144 unless a) a one-year minimum holding period has been satisfied and b) the Holder was not at the time of the sale nor at any time during the three-month period prior to such sale an affiliate of the Company.

(v) The Holder has had an opportunity to discuss the Company’s business, management and financial affairs with its management and an opportunity to review the Company’s facilities. The Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company’s business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

(b)	Legends. Each certificate representing the Shares issuable upon exercise of this Warrant, or upon any transfer of such Shares (other than a transfer registered under the Act), shall be endorsed with the following legend:

COMMON STOCK PURCHASE WARRANT

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

The Company need not enter into its stock register a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

(c)	Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 4(b) of this Warrant and the stop transfer instructions with respect to the Securities represented by such certificate shall be removed and the Company shall issue a certificate without such legend to the Holder of the Securities if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) the Holder provides to the Company an opinion of counsel for the Holder in form and substance satisfactory to the Company, or a no-action letter or interpretive opinion of the staff of the SEC reasonably satisfactory to the Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.

5. Condition of Transfer or Exercise of Warrant. It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, the Holder (with respect to any exercises) or the transferee (with respect to any transfer) shall provide the Company with a representation in writing that the Holder or transferee is acquiring this Warrant (as applicable) and the shares of Common Stock to be issued upon exercise, for investment purposes only and not with a view to any sale or distribution, or will provide the Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the shares of Common Stock issuable upon exercise of this Warrant, other than a transfer registered under the Act, the Company must have received a legal opinion, in form and substance satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act.

As further condition to each transfer, the Holder shall surrender this Warrant to the Company and the transferee shall receive and accept a Warrant, of like tenor and date, executed by the Company.

6. [paragraph intentionally omitted]

7. Stock Fully Paid; Reservation of Shares. All Shares, which may be issued upon the exercise of the rights represented by this Warrant, will, upon issuance, be fully paid and non-assessable, and free from all taxes, liens, and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

COMMON STOCK PURCHASE WARRANT

8. (a) Adjustment for Certain Events. In the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Warrant Price shall be correspondingly adjusted, as appropriate, by the Board of Directors of the Company. The adjustment shall be such as will give the Holder of this Warrant upon exercise for the same aggregate Warrant Price the total number, class and kind of shares as it would have owned had the Warrant been exercised prior to the event and had it continued to hold such shares until after the event requiring adjustment.

(b) [paragraph intentionally omitted]

9. Notice of Adjustments. Whenever any Warrant Price shall be adjusted pursuant to Section 8 hereof, the Company shall prepare a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number of shares issuable upon exercise of the Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to the Holder of this Warrant as set forth in Section 19 hereof.

10. “Market Stand-Off” Agreement. Holder hereby agrees that for a period of up to 180 days following the effective date of the first registration statement of the Company covering common stock (or other securities) to be sold on behalf of the Company in an underwritten public offering, it will not, to the extent requested by the Company and any underwriter, sell or otherwise transfer or dispose of (other than to designees or transferees who agree to be similarly bound) any of the Shares at any time during such period except common stock included in such registration. Upon request by the underwriters of such offering, Holder agrees to enter into an agreement with such underwriters providing for “market stand-off” or “lockup” restrictions substantially similar to all officers and directors of the Company who hold securities of the Company or options to acquire securities of the Company and all holders of one percent (1%) or more of the Company’s capital stock, on an as-converted to Common Stock basis.

11. Transferability of Warrant. This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with Section 5 and applicable federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of the Company.

12. No Fractional Shares. No fractional share of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

13. Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

14. No Stockholder Rights Until Exercise. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof.

COMMON STOCK PURCHASE WARRANT

15. Registry of Warrant. The Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

16. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

17. Miscellaneous.

(a)	Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.

(b)	Successors. This Warrant shall be binding upon any successors or assigns of the Company.

(c)	Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California.

(d)	Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(e)	Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of California, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

18. No Impairment. The Company shall not by any action including, without limitation, amending its certificate of incorporation or by-laws, any reorganization, transfer of assets, consolidation, merger, share exchange dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants or impair the ability of the Holder(s) to realize upon the intended economic value hereof, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the Holder(s) hereof against impairment.

19. Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt required, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as the Company or the Holder hereof shall have furnished to the other party.

If to the Company:	Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063
Attn: Finance Director

If to the Holder:	Oxford Finance Corporation 133 N. Fairfax Street Alexandria, VA 22314
Attn: Chief Financial Officer

COMMON STOCK PURCHASE WARRANT

IN WITNESS WHEREOF, Codexis, Inc. has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated as of October 25, 2005.

Codexis, Inc.

By:	/s/ Tassos Gianakakos
Name:	Tassos Gianakakos
Title:	Senior Vice President

COMMON STOCK PURCHASE WARRANT

NOTICE OF EXERCISE

TO:

1. The undersigned, Oxford Finance Corporation (“Holder”) elects to acquire shares of the Common Stock of Codexis, Inc. (the “Company”), pursuant to the terms of the Common Stock Purchase Warrant dated October 25, 2005 (the “Warrant”).

2. The Holder exercises its rights under the Warrant as set forth below:

( )	The Holder elects to purchase shares of Common Stock as provided in Section 3(a) and 3(c) of the Warrant and tenders herewith a check in the amount of $ as payment of the purchase price.

( )	The Holder elects to convert the purchase rights into shares of Common Stock as provided in Section 3(b) and 3(c) of the Warrant.

3. The Holder surrenders the Warrant with this Notice of Exercise.

4. The Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to or for resale in connection with, distribution and that the Holder has no present intention of distributing or reselling the shares.

5. Please issue a certificate representing the shares of Common Stock in the name of the Holder or in such other name as is specified below:

Name:

Address:

Taxpayer I.D.:

Oxford Finance Corporation

By:

Name:

Title:

Date: